Valley Forge Life Insurance Company

                                 A Stock Company

Executive Office:                                    Home Office:
CNA Plaza                                            401 Penn St.
Chicago, Illinois  60685                             Reading, Pennsylvania 19601



                        TAX SHELTERED ANNUITY ENDORSEMENT


This rider forms a part of the contract to which it is attached. The effective date is shown on the contract data page. This endorsement supercedes any contrary provision of the contract.

This contract is issued to the owner as part of a Tax Sheltered Annuity ("TSA"). This means that part or all of the purchase payments for this contract are paid with either "pre-tax" contributions that the owner made through elective salary deferral contributions under a salary reduction agreement between the owner and the owner's employer or with employer contributions. Income taxation on the purchase payments paid for this contract is deferred, thus providing the owner with a current tax benefit. However, as a condition of this special tax treatment, the Internal Revenue Code ("Code") imposes several limitations, including restrictions on when the owner may make withdrawals of the contract value under Code Section 403(b)(11) and minimum distribution requirements for the owner and/or beneficiary under Code Sections 401(a)(9) and 403(b)(10), including the incidental death requirements of Code Section 401(a)(9)(G). The owner must comply with the provisions of this endorsement in order to maintain the deferred tax benefits of this contract. If the owner does not comply with the provisions of this endorsement, the owner will lose the special tax treatment and may incur additional tax penalties.

This contract is for the exclusive benefit of the owner and the beneficiary. The owner's rights and entire interest in this contract are non-forfeitable.

The annuitant, subject to the terms of the contract, may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the annuitant.

DEFINITIONS

Unless redefined below, the terms used in this contract will have the same meaning when used in this endorsement. For purposes of this endorsement, the following definitions apply:

Beneficiary is any individual the owner named in writing in the application or any subsequent change of beneficiary form. The beneficiary will receive the proceeds of the contract in the event the owner dies before permissible distribution of those proceeds is made to the owner.

Direct Rollover is a distribution made directly to an eligible retirement plan of all or a portion of the contract value.

Eligible Retirement Plan is (1) an annuity contract as described in Code Section 403(b); or (2) an individual retirement account as described in Code Section 408(a);or (3) an individual retirement annuity as described in Code Section 408(b).

Eligible Rollover Distribution is any distribution to the owner or to the owner's surviving spouse (or if the owner is divorced, to the owner's former spouse as an alternate payee under a QDRO) of all or any portion of the contract value. An eligible rollover distribution does not include any distribution: (1) that is a minimum required distribution under Code Section 401(a)(9); or (2) that is not included in the owner's gross income; or (3) that is one of a series of substantially equal periodic payments over the owner's life (or life expectancy ) or the joint lives (or joint life expectancies) of the owner and the beneficiary or for a period of 10 years or more; or (4) a hardship withdrawal.

Pension Plan is an employee pension benefit plan as defined under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Owner is the individual in whose name and for whose exclusive benefit the contract was purchased, whether the contract describes such individual as owner or annuitant. While such individual is living, he or she will be the sole owner of the contract.

Qualified Domestic Relations Order (QDRO) is a domestic relations order described in Code Section 414(p) that creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to the owner under this contract. A domestic relations order is a judgment, decree, or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including a community property law) that relates to the provision of child support, alimony payments, or marital property rights of an alternate payee.

Required Beginning Date is April 1 of the calendar year following the later of

(1)  the calendar year in which the owner attains age 70 1/2, or

     (a)  the calendar year in which the owner retires.

Tax Sheltered Annuity (TSA) is an annuity contract intended to meet the requirements of Code Section 403(b).

Ownership
As a TSA, the following conditions apply:
The owner and annuitant must be the same person.

Joint ownership is not allowed.

The owner cannot pledge or assign any interest in this contract to another person, except as permitted by law, such as in the case of a QDRO.

The owner cannot borrow any amounts from this contract, nor use this contract as security for a loan.

Nontransferability

Except as permitted by law, no person has the right to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the contract. When permitted by law, an assignment of benefits to which the owner is entitled under the contract will not be binding on the Company unless made in writing and given to us at our Administrative Office. We are not responsible for the adequacy of any assignment. However, when a written assignment is filed with us and recorded by us at our Administrative Office, the owner's rights and those of any revocable beneficiary will be subject to the assignment.


Purchase payment limitations

No purchase payments will be accepted unless they represent amounts rolled over or transferred from another Code Section 403(b)(1) TSA contract, Code Section 403(b)(7) custodial account in conformance with Code Section 403(b)(8) or any other rule or regulation issued under the Code, or a transfer pursuant to Revenue Ruling 90-24, 1990-1 C.B. 97.



Restrictions on Withdrawals

Withdrawals of any part of the contract value may not be made under the contract except as provided in this provision. The owner may not make a withdrawal of any part of the contract value made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and amounts held on December 31, 1988, unless the owner

(1)  is at least age 59 1/2;

(2)  becomes disabled within the meaning of Code Section 72(m)(7);

(3)  separates from employment with the owner's employer; or

(4) incurs financial hardship within the meaning of Code Section 403(b)(11) (any withdrawal to meet a financial hardship may not include any earnings attributable to the owner's elective deferrals).

Purchase payments made by a nontaxable transfer from a custodial account qualifying under Section 403(b)(7), and earnings on such amounts, will not be paid or made available before the Annuitant:

(1)  dies;

(2)  attains age 59 1/2;

(3)  becomes disabled (within the meaning of Code Section 72(m)(7));

(4)  separates from service ; or

(5) or in the case of such amounts attributable to contributions made under the custodial account pursuant to a salary reduction agreement, encounters financial hardship; provided that amounts permitted to be paid or made available in the event of hardship will be limited to actual salary deferral contributions made under the custodial account (excluding earnings thereon); Provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Section 414(p) of the Code.


However, these restrictions do not apply if (the withdrawal is made for the purpose of making a direct transfer to another Code Section 403(b) TSA as provided in Revenue Ruling 90-24, 1990-1 C.B. 97.

Code Section 72(m)(7) currently defines disability as the inability to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to be of long-continued and indefinite duration, or which will result in the owner's death.

Under Code Section 403(b)(11), a financial hardship currently means an immediate and heavy financial need for which funds are not available from any other resources. Any withdrawal based upon financial hardship cannot exceed the amount required to meet the immediate financial need and cannot include earnings.

The owner's employer or the employer's TSA plan administrator, if any, will determine whether a domestic relations order is a QDRO, and will tell us whether or not to comply with the order. However, if the owner's employer or the TSA administrator asks us to make this determination, we will do so. We will provide the owner's employer, the TSA administrator and/or the owner with information about the value and form of the benefits available under such an order.

Any withdrawals of the contract value will be subject to the qualified pre-retirement survivor annuity and qualified joint and survivor annuity requirements of ERISA Section 205, as set forth in the Waiver and Spousal Requirements provision.


Required Minimum Distribution

Federal law requires that the owner begin receiving distributions from this TSA or from another TSA arrangement by the required beginning date. If settlement option payments start prior to the required beginning date, then the annuity date of such settlement option payments will be treated as the required beginning date for purposes of the death benefit provisions below. The owner may take required minimum distributions from any TSA the owner currently maintains, as long as:

o    Distributions begin when required;

o    Periodic payments are made at least once per year; and

o The amount to be distributed each year is not less than the minimum required under current federal law.

The required minimum distribution payments from this contract are considered partial withdrawals. The amount of each withdrawal during any calendar year must meet federal TSA requirements and be in equal or substantially equal amounts over:

o    The owner's life or over the joint lives of the owner and the  beneficiary;
     or

o A period not extending beyond the owner's life expectancy or the joint life expectancies of the owner and the beneficiary.

Required minimum distribution payments will be made annually and the amount will not increase or will increase only as allowed under federal tax law. A withdrawal charge may be charged on any required minimum distribution payments made under the contract. We reserve the right to waive any applicable withdrawal charge.


Life Expectancy
Life expectancy is:

     The owner's remaining life;

     The remaining joint life expectancy of both the owner and the  beneficiary;
     or

     The remaining life expectancy of the beneficiary.

The owner's life expectancy or the joint life expectancy of both the owner and the beneficiary are calculated by use of the return multiples in Tables V and VI of Income Tax Regulation Section 1.72-9.

Before required minimum distributions begin, the owner may choose to have the owner's life expectancy determined under the (1) age recalculation, or (2) no age recalculation method as determined under federal law. If the owner does not make an election before the required beginning date, the owner's life expectancy will be recalculated annually. After the owner's election is made, it may not be changed and will apply to all subsequent years in which required minimum distributions are made.

If the owner dies before the required beginning date and the beneficiary is the owner's surviving spouse, then he or she may also choose to have his or her life expectancy determined under the (1) age recalculation, or (2) no age recalculation method. Once the beneficiary makes an election, such election may not be changed and will apply to all subsequent years. If the beneficiary does not make an election by the time distributions are scheduled to begin under the Death Provisions; the beneficiary's life expectancy will be recalculated annually for all years and may not be changed.

In all cases, if the beneficiary is not the owner's surviving spouse, his or her life expectancy may not be recalculated and will be determined using his or her attained age on the date settlement option payments or any other distribution is scheduled to begin. Payments for subsequent years will be based on the beneficiary's life expectancy reduced by one year for each calendar year which has elapsed since the calendar year in which the life expectancy of the beneficiary was first calculated.


Death Provisions

If the owner dies before the required beginning date, the entire death benefit must:

Be completely distributed no later than December 31 of the fifth year following the year the owner died; or

Begin to be distributed to the beneficiary in the form of settlement option payments, as described below.

The settlement option must pay out equal or substantially equal amounts over the beneficiary's life or over a period not extending beyond the beneficiary's life expectancy. Once settlement option payments begin, no changes may be made to the option.

If the beneficiary is the owner's surviving spouse, he or she must elect to begin receiving settlement option payments no later than the earliest of (1) December 31 of the year following the year following the year the owner died; or
(2) December 31 of the year following the year in which the owner would have reached the required beginning date if the owner had not died.

If the beneficiary is not the owner's surviving spouse, he or she must elect to begin receiving settlement option payments no later than December 31 of the year following the year in which the owner died.

If the owner dies after the required beginning date, we will continue to distribute the remaining death benefit at least as rapidly as under the settlement option in effect at the date of the owner's death.


Limitation of Payment

If the contract value at the time of annuitization is $3,500 or less, we will pay the contract value in a cash payment, regardless of the settlement option the owner or any other payee chooses. Such cash payment will be in full settlement of our liability to the payee for the benefit. In addition, such cash payment will not require spousal consent as described below.


Waiver and Spousal Requirements

If the owner is legally married, we will require the owner's written waiver of the qualified pre-retirement survivor annuity and/or qualified joint and survivor annuity and his or her spouse's written consent before the owner can:

(a)  name a beneficiary other than the owner's spouse; or

(b)  make a partial or full withdrawal from the contract; or

(c) choose a form of payment other than a life and contingent annuity where the spouse is not named as the contingent annuitant. The spouse's written consent must

     (i)  be on a form we approve;

     (ii) acknowledge his/her understanding of the effect of such consent; and

     (iii) be witnessed by a notary public.

However, the owner's written waiver and the spouse's written consent will not be required if the withdrawal is made for the purpose of making a direct transfer to another Code Section 403(b) TSA as provided in Revenue Ruling 90-24, 1990-1 C.B. 97.



We will not accept any request under (a), (b) or (c), above, without the owner's written waiver and the spouse's written consent. However, if the owner can prove that the spouse's written consent cannot be obtained because:

(1)  the spouse has died; or

(2)  the spouse cannot be located; or

(3) the spouse is held to be incompetent and the owner has a court order to that effect; or

(4) the owner has been abandoned by the spouse (within the meaning of local law) and the owner has a court order to that effect, then, unless required by a QDRO, the owner's request under (a), (b) or (c), above, will be accepted without the owner's written waiver and the spouse's written consent.


Payments to Minors

If the owner has died, any amount paid to a child of the owner will be treated as if it had been paid to the owner's surviving spouse if the remainder of the value of the contract becomes payable to the surviving spouse when the child reaches the age of majority.

This endorsement shall terminate when the contract is surrendered or the contract value is otherwise distributed.

Signed for the Company at its Executive Offices in Chicago, Illinois


                                                            Group Vice President